Exhibit 10.1.23

August 5, 2008

Mr. William Downey
President and Chief Operating Officer
Great Plains Energy
1201 Walnut – 21st Floor
Kansas City, Missouri 64106

Dear Bill:

We are pleased to be able to offer to you an enhanced supplemental retirement benefit and certain severance benefits in order to encourage you to remain in your leadership role with Great Plains Energy.

You will receive a $700,000 lump sum payment upon your separation from service1 from Great Plains Energy provided (i) that you remain with us until your 65th birthday and (ii) at all times have been in good standing with the restricted covenants set forth in your current Change in Control Severance Agreement with Great Plains Energy dated September 9, 2006 (the "CIC Agreement").  If before you reach age 65 you die or become disabled, we will still pay to you this enhanced supplement retirement benefit upon your separation from service, however, the amount of this payment will be reduced proportionately based upon the amount of time you were actively employed from the date of this letter to your 65th birthday.

If (i) we terminate your employment before your 65th birthday (other than for "Cause" as defined in the CIC Agreement) or (ii) you terminate your employment for “Good Reason” as defined in the CIC Agreement before your 65th birthday, you will be entitled to receive the entire above-mentioned $700,000 payment within thirty days of your separation from service and, in addition, we will make those payments and provide those benefits that you would be entitled to receive under the CIC Agreement if we had terminated your employment other than for Cause during the "Pre-CIC Protected Period" or the "Post-Effective Period," as such terms are defined in your CIC Agreement.  Notwithstanding the above, in no event shall (i) the change in your position from Chief Executive Officer and President of KCP&L to Chief Operating Officer and President of KCP&L, such change occurring contemporaneously with our Board's approval of this letter or (ii) any related change in duties or reporting requirements associated with such new position, constitute "Good Reason" for purposes of this letter and agreement.

Please note, however, that if Great Plains Energy experiences a “Change in Control,” as defined in the CIC Agreement, and during either the Pre-CIC Protected Period or the Post-Effective Period we terminate your employment other than for Cause or you terminate your employment for Good Reason, you will receive the $700,000 lump sum payment within thirty days of your separation from service, and those payments and benefits you are entitled to under the CIC Agreement.  You will not be entitled to receive duplicative severance benefits pursuant to this letter and the CIC Agreement.  Moreover, the $700,000 supplement retirement payment will not be taken into account for purposes of calculating payment and benefit amounts under your CIC Agreement (or the equivalent severance benefits under this agreement if we terminate your employment without Cause before your 65th birthday), nor will such $700,000 payment be taken into account for purposes of calculating benefits under our Supplemental Executive Retirement Plan in respect of our defined benefit pension plan.

We are glad to be in a position to be able to offer you the foregoing benefits.  If there are questions or other issues needing clarification, please let me know.

Sincerely,

/s/ Mike Chesser
Mike Chesser

1  If you are a "specified employee" under Internal Revenue Code Section 409A at the time of your separation from service, any lump sum payment you are entitled to receive under this letter upon and on account of your separation from service will be paid on the first day after six full months after your separation.